Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

MainStay Funds Trust:

We consent to the use of our reports dated December 21, 2018, with respect to the financial statements and financial highlights of MainStay Funds Trust (the Funds), comprised of the MainStay Balanced Fund, MainStay MacKay California Tax Free Opportunities Fund, MainStay Conservative Allocation Fund, MainStay MacKay Growth Fund, MainStay MacKay Emerging Markets Equity Fund, MainStay Epoch Capital Growth Fund, MainStay Epoch Global Equity Yield Fund, MainStay Epoch International Choice Fund, MainStay Epoch U.S. All Cap Fund, MainStay Epoch U.S. Equity Yield Fund, MainStay Epoch U.S. Small Cap Fund, MainStay Floating Rate Fund, MainStay Growth Allocation Fund, MainStay MacKay High Yield Municipal Bond Fund, MainStay Indexed Bond Fund, MainStay MacKay International Opportunities Fund, MainStay Moderate Allocation Fund, MainStay Moderate Growth Allocation Fund, MainStay MacKay New York Tax Free Opportunities Fund, MainStay Retirement 2010 Fund, MainStay Retirement 2020 Fund, MainStay Retirement 2030 Fund, MainStay Retirement 2040 Fund, MainStay Retirement 2050 Fund, MainStay Retirement 2060 Fund, MainStay MacKay S&P 500 Index Fund, MainStay MacKay Short Duration High Yield Fund, MainStay MacKay Total Return Bond Fund, and MainStay Candriam Emerging Markets Equity Fund, as of October 31, 2018, and our report dated December 27, 2018, with respect to the financial statements and financial highlights of MainStay MacKay U.S. Equity Opportunities Fund, as of October 31, 2018, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and under the headings “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 15, 2019